Exhibit 10.2

AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 12th day of May, 2008, by and between HORNBECK OFFSHORE OPERATORS, LLC, a Delaware limited liability company (“Employer”), CARL G. ANNESSA, (“Employee”).

WHEREAS, Employer and Employee wish to amend that certain Amended and Restated Employment Agreement dated May 7, 2006 (the “Agreement”) between Employer and Employee to reflect amendment required for the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain technical changes;

NOW, THEREFORE, the parties hereby agree that from and after the date hereof, the following amended provisions shall be effective for the Agreement.

1. Section 2 shall be amended and restated in its entirety to read as follows:

2. Term. The term of employment under this Agreement shall commence on January 1, 2007 (the “Commencement Date”) and shall continue through December 31, 2009; provided, however, that beginning on January 1, 2008, and on every January 1 thereafter (each a “Renewal Date”), the then existing term of this Agreement shall automatically be extended one additional year unless either party gives the other written notice of termination at least ninety (90) days prior to any such Renewal Date. Written notice by Employer shall be solely pursuant to duly adopted resolution of Employer’s or Parent’s board of directors. Upon delivery of such notice of nonrenewal from Employer to Employee, Employee shall be entitled to payment by Employer of an amount equal to one half of Employee’s basic annualized salary for the year preceding such notice of nonrenewal, payable to Employee upon termination of his employment. Following the date of termination of this Agreement, except as set forth in the preceding sentence, Employee shall have no further rights, including but not limited to rights under Section 8, or obligations hereunder, except obligations set forth in Sections 11 and 12.

2. Section 7(b)(ii) shall be amended and restated in its entirety to read as follows:

(ii) The terms “permanently disabled” and “permanent disability” as used in this Agreement shall mean that Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any long term disability plan maintained by Employer that covers Employee. In the absence of such a long term disability plan, “permanently disabled” and “permanent disability” shall mean that Employee is unable to engage in any substantial gainful activity for a period of at least ninety (90) days in any one-year period by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In the event Employee becomes “permanently disabled,” the Board may terminate Employee’s employment under this Agreement upon ten (10) days’ prior written notice. If any determination with respect to “permanent disability” is disputed by Employee, the parties hereto agree to abide by the determination with respect to “permanent disability” of a panel of three physicians. Employee and the Board shall each appoint one member, and the third member of the panel shall be appointed by the other two members. Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Board. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

3. Section 8(c)(ii) shall be amended and restated in its entirety to read as follows:

(ii) If Employer shall terminate the employment of Employee without good cause effective on a date earlier than the termination date provided for in Section 2, any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans shall immediately vest; provided that, with respect to restricted stock awards or restricted stock unit awards that contain performance criteria for vesting, the number of shares that would have vested on the date of the termination as if such date were the end of the Measurement Period (as such term is used in the restricted stock awards and the restricted stock unit awards) shall vest and all other shares covered by such awards shall be forfeited.

4. Sections 8(d)(i)-(ii) shall be amended and restated in their entirety to read as follows:

(i) If a Change in Control of Employer, as defined in Section 8(d)(ii) shall occur, and Employee shall:

(1) voluntarily terminate his employment within one year following such Change in Control and such termination shall be as a result of Employee’s good faith determination that Employer:

(A) has after the Change in Control reduced Employee’s annual base salary or potential bonus level or any incentive compensation or equity incentive compensation plan benefit (as in effect immediately before such Change in Control);

(B) has relocated Employee’s office to a location that is more than 35 miles from the location in which Employee principally works for Employer or Parent immediately before such Change in Control;

(C) has relocated the principal executive office of Parent, Employer or the office of Employer’s operating group for which Employee performed the majority of his services for Employer during the year before the Change in Control to a location that is more than 35 miles from the location of such office immediately before such Change in Control;

(D) has required Employee, in order to perform duties of substantially equal status, dignity and character to those duties Employee performed immediately before the Change in Control, to travel on Employer’s business to a substantially greater extent than is consistent with Employee’s travel obligations immediately before such Change in Control;

(E) has failed to continue to provide Employee with benefits substantially equivalent to those enjoyed by Employee under any of Employer’s life insurance, medical, health and accident or disability plans and incentive compensation or equity incentive compensation plans in which Employee was participating immediately before the Change in Control;

(F) has taken any action that would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee immediately before the Change in Control;

(G) has failed to provide Employee with at least the number of paid vacation days to which Employee is entitled on the basis of years of service under Employer’s normal vacation policy in effect immediately before the Change in Control giving credit for time served at prior employers;

(2) voluntarily terminate his employment within one year following such Change in Control and such termination shall be as a result of Employee’s good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position other than those listed in Section 8(d)(i)(1) above, he can no longer adequately exercise the authorities, powers, functions or duties attached to his position as an executive officer of Employer, Parent or any of their affiliates; or

(3) voluntarily terminate his employment within one year following such Change in Control, and such termination shall be as a result of Employee’s good faith determination that he can no longer perform his duties as an executive officer of Employer, Parent or any of their affiliates by reason of a substantial diminution in his responsibilities, status, title or position;

(4) have his employment terminated by Employer for reasons other than those specified in Section 8(b)(ii) within one year following such Change in Control;

then in any of the above four cases, Employee shall have, instead of the rights described in Section 3(a), the right to immediately terminate this Agreement and receive from Employer, within fifteen business days following the date Employee notifies Employer of his constructive or voluntary termination pursuant to this Section 8(d)(i)(1), (2) or (3) or within three business days of having his employment terminated under 8(d)(i)(4) above, (A) a lump sum cash payment equal to three times the amount of Employee’s Basic Salary with respect to the year in which such termination has occurred plus three times the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year (or, in the case of termination date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year), such previous year determined on a basis consistent with the last completed year for which bonuses have been paid but using the projected bonus amounts for the then current year (or, in the case of a termination date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), determined by extrapolating the information as of the termination date based on the best information available at the time of the calculation; provided, however, that if Employee for any reason did not receive a bonus in the immediately preceding year and would not have been eligible for a bonus under (y) of the previous clause, Employee shall be deemed for purposes of this Section 8(d)(i) to have received a bonus in the amount of one-fourth of his annual Basic Salary for such year, and (B) medical plan coverage and other insurance benefits provided for himself and his spouse and dependents (to the extent his spouse and dependents are covered under the medical plan and other insurance benefits as of the date of Employee’s termination of employment) for a period of three (3) years following the date of Employee’s termination of employment (provided, however, that if such benefits are not available under Employer’s benefit plans or applicable laws, Employer shall be responsible for the cost of providing equivalent benefits), and (C) any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans shall immediately vest; provided that, with respect to restricted stock awards or restricted stock unit awards that contain performance criteria for vesting, the greater of (x) the Base Shares (as such term is used in the restricted stock awards and restricted stock unit awards) or (y) the number of shares that would have vested on the date of the death or determination of permanent disability as if such date were the end of the Measurement Period (as such term is used in the restricted stock awards and the restricted stock unit awards) shall vest and all other shares covered by such awards shall be forfeited. Employee shall not be required to mitigate the amount of any payment provided for in this Section 8(d)(i) by seeking other employment or otherwise. Without duplication with the provisions under Section 9, to the extent the provision of any such medical benefits are taxable to Employee or his spouse or dependents, Employer shall “gross up” Employee for such taxes based on Employee’s actual tax rate (certified to Employer by Employee), up to 35% (without a “gross up” on the initial gross up). The obligation to provide this medical plan coverage shall terminate in the event Employee becomes employed by another employer that provides a medical plan that fully covers Employee and his dependents without a preexisting condition limitation. Employee shall be eligible for payments pursuant to this Section 8(d) if Employee complies with the terms of Sections 11 and 12 of this Agreement.

(ii) For purposes of this Agreement, a “Change in Control” shall mean:

(1) the obtaining by any person or persons acting as a group of fifty percent (50%) or more of the voting shares of Parent pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

(2) a majority of the members of the Parent’s board of directors is replaced during any twelve (12) month period by new directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors before the date of such new directors’ appointment or election; or

(3) any person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions (other than transfers to related persons as defined in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).

The determination of whether a Change in Control has occurred shall be made in accordance with Section 409A of the Code (as defined below), and the Treasury Regulations and other guidance issued thereunder.

5. Section 12(e) shall be amended and restated in its entirety to read as follows:

(e) Restricted Area. The Restricted Area shall mean and include each of the following in which Hornbeck’s Business is conducted:

(i) The following parishes of the State of Louisiana in which Employer carries on and is engaged in Hornbeck’s business: Acadia, Allen, Ascension, Assumption, Beauregard, Calcasieu, Cameron, East Baton Rouge, East Feliciana, Evangeline, Iberia, Iberville, Jefferson, Jefferson Davis, Lafayette, Lafourche, Livingston, Orleans, Plaquemines, Pointe Coupee, St. Bernard, St. Charles, St. Helena, St. James, St. John, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Terrebonne, Vermilion, Washington, West Baton Rouge, and West Feliciana and the state and federal waters offshore such parishes;

(ii) The following counties of the State of Texas in which Employer carries on and is engaged in Hornbeck’s business: Aransas, Brazoria, Calhoun, Cameron, Chambers, Fort Bend, Galveston, Harris, Houston, Jackson, Jefferson, Kenedy, Kleberg, Liberty, Matagorda, Montgomery, Nueces, Orange, Refugio, San Jacinto, San Patricio, Waller and Willacy and the state and federal waters offshore such counties;

(iii) The following counties in the State of New York in which Employer carries on and is engaged in Hornbeck’s business: Bronx, Kings, Nassau, New York, Queens, Richmond, Rockland, Suffolk, and Westchester and the state and federal waters offshore such parishes;

(iv) The following counties in the State of New Jersey in which Employer carries on and is engaged in Hornbeck’s business: Atlantic, Bergen, Cape May, Hudson, Middlesex, Monmouth, Ocean and Union and the state and federal waters offshore such parishes;

(v) The following government subdivisions in the country of Trinidad and Tobago: San Fernando, Galeota and Chagaramas and the state and federal waters offshore the same;

(vi) The following government subdivisions of Mexico: Ciudad del Carmen, Poza Rica and Dos Bocas and the state and federal waters offshore the same;

(vi) The following government subdivisions of Brazil: Macaé, Vitória and Rio de Janeiro and the state and federal waters offshore the same; and

(vi) The following government subdivisions of Qatar: Doha and the state and federal waters offshore the same.

6. A new Section 19(e) shall be added to read as follows:

(e) This Agreement shall be construed to the extent necessary to comply with the provisions of Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder.

7. A new Section 22 shall be added to read as follows:

22. Six-Month Delay. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with Employer, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A of the Code, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Employee’s termination of employment with Employer, or (b) the Employee’s death. The provisions of this Section 22 shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any Treasury Regulations and other guidance issued thereunder.

8. The parties hereby agree that from and after the effective date hereof, the Appendix A attached hereto shall be deemed to be the Appendix A attached to the Agreement between the parties for purposes of defining the bonus calculation methodologies for the year 2008 and thereafter, for so long as Employee shall be entitled to compensation under such Agreement with the EBITDA target reestablished by the Compensation Committee for each year after 2008, no later than March 31st of such year.

9. Except as set forth herein, the Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF the parties have executed this Amendment as of the date first above written.

EMPLOYER:

HORNBECK OFFSHORE OPERATORS, LLC

By:	/s/ Samuel A. Giberga
Samuel A. Giberga,
Senior Vice President and General Counsel

EMPLOYEE:

/s/ CARL G. ANNESSA
CARL G. ANNESSA

ACKNOWLEDGED AND AGREED TO FOR PURPOSES OF GUARANTEEING THE FINANCIAL OBLIGATIONS OF EMPLOYER TO EMPLOYEE:

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Samuel A. Giberga
Samuel A. Giberga,
Senior Vice President and General Counsel

Signature Page to Amended and Restated Employment Agreement

APPENDIX A

Employer shall annually provide Employee with a bonus comprised of two components, each of which shall represent approximately 50% of the aggregate bonus potential. Component One shall be at least equal as a percentage of Basic Salary as is determined by comparing the actual Hornbeck Offshore Services, Inc. (“Parent”) earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted by loss on early extinguishment of debt, stock-based compensation expense and interest income (as applicable) (“adjusted EBITDA”), calculated on a consolidated basis with Parent’s subsidiaries, such actual Parent adjusted EBITDA performance to be derived from audited financial statements of Parent and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles (“GAAP”), taking into account accruals for such bonuses for Employee and other employees of Employer, to the Parent adjusted EBITDA target set in advance by the Board (referred to herein as the “Target”) for each fiscal year under the term of this Agreement as contemplated below. Component Two shall be determined at the sole discretion of the Compensation Committee of the Parent’s Board of Directors based on the performance of the Company and Employee.

With respect to Component One, Employer and Employee agree that the Target is to be aggressively set by the Compensation Committee such that this bonus incentive for Employee is aligned with Parent stockholder goals for each fiscal year. If in any year (or portion thereof) Parent should issue additional equity in conjunction with any acquisition, newbuild program or for any other purpose, the Target originally set for such year (or portion thereof) will be adjusted to take into account the income statement effect of the use of proceeds. Bonus awards for the Component One Target based upon such percentage comparisons are as follows:

(i)	achievement of eighty percent (80%) of Target earns a bonus of ten percent (10%) of Basic Salary;

(ii)	achievement of one hundred percent (100%) of Target earns a bonus of fifty percent (50%) of Basic Salary; and

(iii)	achievement of one hundred twenty percent (120%) of Target earns a bonus of one hundred percent (100%) of Basic Salary.

With respect to Component One, the Bonus for Target achievement percentages (i) greater than eighty percent (80%) and less than one hundred percent (100%) and (ii) greater than one hundred percent (100%) but less than one hundred twenty percent (120%) shall be determined by the Compensation Committee using a curve which is a straight line connecting eighty percent (80%) and one hundred percent (100%) and another line connecting one hundred percent (100%) and one hundred twenty percent (120%). Notwithstanding the above, the Compensation Committee, in its sole discretion, may award a bonus to Employee under Component One for a Target achievement percentage that is less than eighty percent (80%), and the Compensation Committee, in its sole discretion, may award an additional bonus to Employee for a Target achievement percentage in excess of one hundred twenty percent (120%).

The applicable Component One Target and any other financial terms that vary from year to year will be set forth each year on an Appendix B.

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